                                   EXHIBIT A




                               FALCON FUND, LTD.

                           FIRST AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

                         (A Texas Limited Partnership)


THE LIMITED PARTNERSHIP INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

THE LIMITED PARTNERSHIP INTERESTS ARE FURTHER RESTRICTED AS TO TRANSFERABILITY BY THE TERMS OF THIS AGREEMENT.

TABLE OF CONTENTS



1.       DEFINITIONS.............................................................1

         1.1      Administrative Fee.............................................1
         1.2      Affiliate......................................................1
         1.3      Capital Account................................................1
         1.4      Capital Contributions..........................................1
         1.5      Code...........................................................1
         1.6      Cumulative Reimbursable Net Loss...............................1
         1.7      General Partner................................................2
         1.8      Incentive Fee..................................................2
         1.9      Interim Period.................................................2
         1.10     Limited Partners...............................................3
         1.11     Liquidating Share..............................................3
         1.12     Net Profits....................................................3
         1.13     Net Losses.....................................................3
         1.14     Ordinary Income or Loss........................................3
         1.15     Partnership Percentage.........................................3
         1.16     Realized Capital Gains or Losses...............................4
         1.17     Schedule.......................................................4
         1.18     Securities.....................................................4
         1.19     Unrealized Capital Gains or Losses.............................4

2.       GENERAL PROVISIONS......................................................4

         2.1      Partnership Name...............................................4
         2.2      Fiscal Year....................................................4
         2.3      Registered Office/Agent........................................4
         2.4      Purposes of Partnership and Powers of the General Partner......5
         2.5      Investments in Certain Entities................................6

3.       MANAGEMENT OF PARTNERSHIP...............................................6

         3.1      Management Generally...........................................6
         3.2      Reliance by Third Parties......................................7
         3.3      Activity of General Partner....................................7
         3.4      Administrative Fee.............................................8

4.       ALLOCATION OF NET PROFITS AND NET LOSSES................................8

         4.1      Allocation of Net Profits and Net Losses.......................8
         4.2      Allocation for Federal Income Tax Purposes.....................9
         4.3      Special Allocations...........................................10
         4.4      Minimum Gain Chargeback.......................................10

5.       CAPITAL ACCOUNTS OF PARTNERS...........................................10

         5.1      Capital Contributions.........................................10
         5.2      Capital Accounts..............................................11
         5.3      Additional Capital Contributions..............................11
         5.4      Adjustments to Capital Accounts...............................11
         5.5      Value of Securities...........................................12
         5.6      Determination by General Partner of Certain Matters...........12


6.       ADMISSION OF NEW PARTNERS..............................................12

         6.1      Limited Partners..............................................12
         6.2      General Partners..............................................13


7.       WITHDRAWAL OF CAPITAL..................................................13

         7.1      Withdrawals in General........................................13
         7.2      Partial Withdrawals...........................................13
         7.3      Limitations on Withdrawal.....................................14


8.       WITHDRAWAL, DEATH OR INSANITY OF PARTNERS..............................14

         8.1      Withdrawal, Death, etc., of General Partner...................14
         8.2      Withdrawal, Death, etc., of Limited Partner...................15
         8.3      Payment of Liquidating Share..................................16
         8.4      Required Withdrawals..........................................16
         8.5      Limitations on Withdrawal of Liquidating Share................17


9.       DURATION AND TERMINATION OF PARTNERSHIP................................18

         9.1      Duration......................................................18
         9.2      Termination...................................................18
         9.3      Method of Distributions.......................................18


10.      REPORTS TO PARTNERS....................................................19

         10.1     Independent Auditors..........................................19
         10.2     Reports to Current Partners...................................19
         10.3     Reports to Current and Former Partners........................19
         10.4     Interim Reports...............................................19

11.      MISCELLANEOUS...........................................................19

         11.1     Amendments to Partnership Agreement............................19
         11.2     Liability of Partners..........................................20
         11.3     Assignability of Interest......................................21
         11.4     Exculpation and Indemnification of the General Partner.........22
         11.5     General........................................................23
         11.6     Power of Attorney..............................................24
         11.7     Notices........................................................24
         11.8     Joint and Several Liability....................................24
         11.9     Use of Name....................................................24
         11.10    Good Will......................................................25
         11.11    Headings.......................................................25
         11.12    Prior Agreement................................................25

                               FALCON FUND, LTD.
                           FIRST AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT


     Pursuant to an Agreement of Limited Partnership dated August 31, 1990 (the "Prior Agreement"), a limited partnership (the "Partnership") was formed pursuant to the Texas Revised Limited Partnership Act. The undersigned (the "Partners") desire to amend and restate the Prior Agreement and the Partnership shall be governed by and operated pursuant to the terms and provisions of this First Amended and Restated Limited Partnership Agreement (the "Agreement").

                                   SECTION 1

                                  DEFINITIONS

     Unless the context requires otherwise, the following terms have the meanings specified in this Section:

     SECTION 1.1 Administrative Fee: The fee defined in Section 3.4.

     SECTION 1.2 Affiliate: With respect to any person, a person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.

     SECTION 1.3 Capital Account: The book capital account established for each Partner.

     SECTION 1.4 Capital Contributions: Cash contributed by Partners to the capital of the Partnership.

     SECTION 1.5 Code: The Internal Revenue Code of 1986, as amended.

     SECTION 1.6 Cumulative Reimbursable Net Loss: With respect to each Limited Partner (other than a Limited Partner who is also a General Partner, an officer or director of GHS Management, Inc. or any such person's spouse, children or any trust or retirement account established for the benefit of such person and/or his or her spouse or children), the excess, if any, of (i) the cumulative amount of Net Losses of the Partnership allocated to such Limited Partner for all Interim Periods since the later of (a) the date on which such Limited Partner became a Limited Partner and (b) the last Interim Period with respect to which an Incentive Fee has been paid to the General Partner, over (ii) the cumulative amount of Net Profits of the Partnership allocated to such Limited Partner for all Interim Periods since the later of (a) the date on which such Limited Partner became a Limited Partner and (b) the last Interim Period with respect to which an Incentive Fee has been paid to the General Partner; provided, however, that in the event that a Limited Partner has made a withdrawal since the last Interim Period for which an Incentive Fee has been paid, the amount of any Cumulative Reimbursable Net Loss shall be reduced by an amount with respect to each such withdrawal by such Limited Partner equal to the product of (A) the amount withdrawn divided by the Limited Partner's Capital Account immediately prior to the withdrawal, and (B) the Cumulative Reimbursable Net Loss immediately prior to such withdrawal. To illustrate the preceding proviso, assume a Partner's Cumulative Reimbursable Net Loss is $20,000 at the end of an Interim Period at which time his Capital Account is valued at $80,000. On the first day of the next Interim Period the Partner withdraws $40,000. Such Partner's Cumulative Reimbursable Net Loss would be reduced by $10,000 at the date of withdrawal calculated as follows: $40,000/$80,000 x $20,000.

     SECTION 1.7 General Partner: The Partner or Partners who are designated in
Part 1 of the Schedule as the General Partner.

     SECTION 1.8 Incentive Fee: The fee payable to the General Partner as defined in Section 4.1(c).

     SECTION 1.9 Interim Period: A period subsequent to the formation of the Partnership commencing on the first day of a calendar quarter, the day on which a new Partner is admitted to the Partnership or the day on which the General Partner effects the withdrawal of a Limited Partner pursuant to Section 8.4. An Interim Period shall end on the day immediately preceding the beginning of a new Interim Period.

     SECTION 1.10 Limited Partners: Those Partners who are designated in Part II of the Schedule as Limited Partners.

     SECTION 1.11 Liquidating Share: The amount payable to a Partner upon death, insanity or withdrawal from the Partnership as described in Section 8.3.

     SECTION 1.12 Net Profits: The net profit of the Partnership for each Interim Period, consisting of Ordinary Income or Loss, Unrealized Capital Gains or Losses with respect to Securities and the Realized Capital Gains or Losses with respect to the disposition of Securities.

     SECTION 1.13 Net Losses: The net loss of the Partnership for each Interim Period, consisting of Ordinary Income or Loss, Unrealized Capital Gains or Losses with respect to Securities and the Realized Capital Gains or Losses with respect to the disposition of Securities.

     SECTION 1.14 Ordinary Income or Loss: The net income or loss of the Partnership for each Interim Period from whatever source derived (including those items required to be separately stated under Section 702 (a)(1) through
(7) of the Code, excluding, however, gain or loss arising from the purchase or sale of a Security.

     SECTION 1.15 Partnership Percentage: Each Partner's Partnership Percentage shall be determined as of the initial closing of Limited Partners into the Partnership, and thereafter, as of the first day of an Interim Period, by dividing the Capital Account balance of such Partner by the aggregate Capital Account balances of all Partners. The sum of the Partnership Percentages shall equal 100 percent (100%). The Partnership Percentages shall be set forth in a schedule which shall be filed with the records of the Partnership within 90 days of the beginning of each Interim Period. All Partnership Percentages shall be rounded to three decimal places.

     SECTION 1.16 Realized Capital Gains or Losses: With respect to each Security disposed of by the Partnership for any Interim Period, the difference between (i) the amount realized from such disposition and (ii) the value of the Security as of the last day of the preceding Interim Period, or the adjusted basis of such Security in the case of Securities acquired during the Interim Period.

     SECTION 1.17 Schedule: Schedule entitled "Schedule of Capital Contributions" attached hereto.

     SECTION 1.18 Securities: Securities of every kind and nature, including, without limitation, stocks, notes, bonds, debentures, commodities, options, trust receipts, evidences of indebtedness, stock index futures, foreign currencies, or warrants or rights to subscribe to or purchase or to sell any of the foregoing or, in general, any interest or instrument commonly known as a "security."

     SECTION 1.19 Unrealized Capital Gains or Losses: With respect to each Security held by the Partnership on the last day of an Interim Period, the difference between (i) the value of the Security on such date and (ii) the value of the Security as of the last day of the preceding Interim Period, or the adjusted basis of such Security in the case of Securities acquired during the Interim Period.

                                   SECTION 2

                               GENERAL PROVISIONS

     SECTION 2.1 Partnership Name: The Partnership shall do business under the name of FALCON FUND, LTD.


     SECTION 2.2 Fiscal Year: The fiscal year of the Partnership (herein called the "fiscal year") shall end on December 31.

     SECTION 2.3 Registered Office/Agent: The street address of the registered office of the Partnership is 8235 Douglas Avenue, Suite 420, Dallas, Texas 75225, and the name of its registered agent at such address is GHS Management, Inc.

     SECTION 2.4 Purposes of Partnership and Powers of the General Partner: The purpose of the Partnership is to purchase and otherwise acquire, invest in, hold for investment, sell or otherwise dispose of, trade in (on margin or otherwise), sell short, mortgage, pledge or otherwise deal in Securities and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Securities held or owned by the Partnership.

     The General Partner shall have the power by itself on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth above, and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary and advisable or incidental thereto, including without limitation, the power to:

         (a) purchase, hold, sell or otherwise deal in Securities;

         (b) sell Securities short and cover such sales;

         (c) purchase, hold, sell or otherwise deal in put and call options and any combination thereof;

         (d) conduct accounts with brokers, including margin accounts and accounts holding Securities in street name;

         (e) open, maintain, and close bank accounts, including custodial accounts, and draw checks or other orders for the payment of monies;

         (f) from time to time without limit as to amount, borrow or raise funds and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;

         (g) purchase such policies of insurance as it deems reasonable, insuring the General Partner and the Partnership against liabilities that may arise out of its management of the Partnership;

         (h) do any and all acts on behalf of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, firm, corporation or other entity, including, without limitation the voting of Securities, the negotiation and payment of commissions, participation in arrangements with creditors, the institution of suits and administrative proceedings and other like or similar matters;

         (i) act and incur expenses for and on behalf of the Partnership in all matters incidental to the foregoing including, without limitation, the employment of consultants, accountants and attorneys; and

         (j) to make any tax elections allowable under the Code on behalf of the Partnership.

     SECTION 2.5 Investments in Certain Entities: Each Partner agrees to notify the General Partner of such Partner's being or becoming a director, officer or ten percent shareholder of any publicly held business or economic entity and, upon written request of any such Partner, the Partnership will not invest or trade in, purchase or sell, sell short or cover, or sell "against the box" any Securities issued by any such publicly held business or economic entity of which the Partner is a director, officer or ten percent shareholder.

                                   SECTION 3

                           MANAGEMENT OF PARTNERSHIP

         SECTION 3.1 Management Generally: The management of the Partnership shall be vested exclusively in the General Partner. The Limited Partners shall have no part in the management of the Partnership, and shall have no authority or right to act on behalf of the Partnership in connection with any matter except as may be provided for in Section 8.1 hereof.

     Without limiting the generality of the foregoing, in the course of selecting brokers, dealers and other intermediaries for the execution, clearance and settlement of transactions for the Partnership, the General Partner may agree to such commissions, fees and other charges on behalf of the Partnership as he shall deem reasonable in the circumstances taking into account all such factors as he deems relevant (including the quality of research and other services made available to him even if such services are not for the exclusive benefit of the Partnership and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges.

     SECTION 3.2 Reliance by Third Parties: Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of a General Partner to the effect that he is a General Partner and upon the power and authority of the General Partner as herein set forth.

     SECTION 3.3 Activity of General Partner: Each General Partner hereby agrees to use his best efforts in connection with the purposes and objects of the Partnership and shall diligently and faithfully devote to such purposes and objects his time and activity during normal business days and hours as each General Partner in his discretion shall deem necessary for the management of the affairs of the Partnership; provided, however, that nothing contained in this Section 3.3 shall preclude a General Partner from acting, consistent, however, with the foregoing, as a director, officer or employee of any corporation, a trustee of any trust, or an executor or administrative official of any other business entity; or from participating in profits derived from the investments of any such corporation, trust, estate, partnership or other business entity or person; or from engaging in any other business or having other business interests. The General Partner and its Affiliates shall not participate in brokerage fees earned by persons through which the Partnership transacts securities trades.

     SECTION 3.4 Administrative Fee: The Partnership shall pay the General Partner a quarterly administrative fee equal to .25% of the Partners' aggregate Capital Account balances as of the first day of such quarter (the "Administrative Fee"). The General Partner may assign its right to receive the Administrative Fee hereunder to an Affiliate, whereupon such Affiliate will be obligated to provide the services described in the last sentence of this
Section 3.4 in connection with the receipt of the Administrative Fee. The Administrative Fee is payable on or before the tenth day of each calendar quarter. Ordinary and extraordinary legal and accounting fees, brokerage fees, custodial fees, and interest expense shall be paid by the Partnership and shall not be payable by the General Partner pursuant to this Section. The General Partner may pay on behalf of the Partnership, and be reimbursed for such payment by the Partnership, any expenses that the Partnership is required to pay. In connection with the receipt of the Administrative Fee, the General Partner shall provide and/or pay for, without charge, all other expenses of the Partnership, including but not limited to the following: office rental, office supplies, telephone, postage, travel, insurance and salaries of employees of the General Partner and Affiliates of the General Partner, if any.

                                   SECTION 4

                    ALLOCATION OF NET PROFITS AND NET LOSSES

     SECTION 4.1 Allocation of Net Profits and Net Losses: Except as otherwise provided in this Agreement, Net Profits or Net Losses for each Interim Period shall be allocated as follows:

     (a) Each Limited Partner shall be allocated a share of the Net Profits equal to 85% of his Partnership Percentage or shall be allocated a share of Net Losses equal to 100% of his Partnership Percentage; provided, however, that a Limited Partner who is also a General Partner or an officer or director of GHS Management, Inc. (and any such person's spouse, children and any trust or retirement account established for the benefit of such person and/or his or her spouse or children) shall be allocated a share of Net Profits equal to 100% of his Partnership Percentage.

     (b) Each General Partner shall be allocated a share of the Net Profits or Net Losses equal to 100% of his Partnership Percentage.

     (c) The remaining Net Profits shall be allocated to the General Partner as an incentive fee (the "Incentive Fee").

     (d) Notwithstanding the foregoing to the contrary, Net Profit otherwise allocable to the General Partner pursuant to Section 4.1(c) in an Interim Period ending in which a Limited Partner had a Cumulative Reimbursable Net Loss shall instead be allocated to each Limited Partner up to the amount of such Limited Partner's Cumulative Reimbursable Net Loss in the proportion that the Cumulative Reimbursable Net Loss of such Limited Partner bears to the aggregate Cumulative Reimbursable Net Losses of all Limited Partners.

     SECTION 4.2 Allocation for Federal Income Tax Purposes: Income or loss of the Partnership for federal income tax purposes only shall be allocated in each fiscal year in the following manner:

         (a) Ordinary Income or Loss of the Partnership shall be allocated among all Partners in the same proportion as they are allocated Net Profit or Net Loss in such fiscal year pursuant to Section 4.1.

         (b) Capital gains and losses from the disposition of Securities for any fiscal year shall first be allocated to each Partner in a manner which takes into account the difference between the adjusted tax basis of property disposed of by the Partnership and the book value of such property at the time such Partner acquired its interest in the Partnership, as required pursuant to Treas. Reg. ss.1.704-1(b)(4)(i). Any remaining portion of such gain or loss shall be allocated in accordance with Section 4.1.

     SECTION 4.3 Special Allocations: Notwithstanding any provision of this Agreement to the contrary, no Partner shall be allocated any item of loss or deduction which would cause or increase a deficit balance in the Capital Account of such Partner unless such allocation has substantial economic effect within the meaning of Section 704(b) of the Code. Any item of loss or deduction not allocated to a Partner due to the application of the preceding sentence shall be allocated to those Partners entitled to receive allocations of loss or deduction hereunder pro rata in proportion to their relative Partnership Percentages.

     SECTION 4.4 Minimum Gain Chargeback: Anything contained herein to the contrary notwithstanding, there shall first be allocated to each Limited Partner with a deficit capital account in excess of any obligation by the Limited Partner to restore such deficit balance, resulting from any adjustment, allocation or distribution described in Treasury regulations 1.704-1(b)(2)(ii)(d),(5), or (6), such Limited Partner's allocable share of all Partnership gross income up to the amount by which such deficit capital account balance exceeds such Limited Partner's obligation to restore such deficit balance.

                                   SECTION 5

                          CAPITAL ACCOUNTS OF PARTNERS

     SECTION 5.1 Capital Contributions: Each Limited Partner has paid by way of contribution to the Partnership cash equal to the amount set forth opposite such Limited Partner's name in Part II of the Schedule. Additional contributions in cash may be made by Partners only in accordance with the provisions of Section 5.3. Each General Partner has contributed the amount set forth in Part I of the Schedule for his interest as General Partner.

     SECTION 5.2 Capital Accounts: There shall be established for each Partner on the books of the Partnership a Capital Account which for the Interim Period during which such Partner was admitted shall be an amount equal to his Capital Contribution subject to Section 5.1 hereof. Each General Partner may also own an interest in the Partnership as a Limited Partner and in such case such General Partner shall have two Capital Accounts, one for his General Partner's interest and one for his individual Limited Partner's interest. The Capital Account for each General Partner's Limited Partnership interest shall be kept in the same manner as all other Limited Partner Capital Accounts subject to the provisions of Section 4.1(a).

     SECTION 5.3 Additional Capital Contributions: Additional contributions of cash may be made by any Limited Partner on the first day of each calendar quarter; provided, the Partnership may require not less than 30 days' notice thereof specifying the amount of the additional contributions. The General Partner shall have the right to accept or decline to accept any such additional contribution whether or not such notice is given.

     SECTION 5.4 Adjustments to Capital Accounts: Each Partner's Capital Account shall be increased, as of the first day of an Interim Period, by:

         (a) the amount of his cash contributions pursuant to Sections 5.1 and 5.3;

         (b) the amount of Net Profits allocated to him from the immediately preceding Interim Period pursuant to Section 4.1; and shall be decreased by

         (c) the amount of Net Losses allocated to him from the immediately preceding Interim Period pursuant to Section 4.1;

         (d) the amount of any withdrawals made pursuant to Sections 7.2, 8.1,
     8.2 and 8.4; and

         (e) such Partner's pro rata amount (based upon his Partnership Percentage) of expenditures of the Partnership described in

     Section 705(a)(2)(B) of the Internal Revenue Code (relating to expenditures which are neither deductible nor properly chargeable to capital).

     SECTION 5.5 Value of Securities: For purposes of determining the value of Securities, Securities which are listed on a national securities exchange shall be valued at their closing sales prices on the trading day immediately prior to or on the date of determination, or if no sales occurred on such trading day, at the mean between the "bid" and "asked" prices on such trading day. Securities which are not listed shall be valued at their last closing "bid" prices if held "long" by the Partnership and their last closing "asked" prices if held "short" by the Partnership. Securities which are in the form of put or call options shall be valued at their fair market value. All other Securities shall be assigned such value as the General Partner may determine and such value, as well as all other values assigned to Securities by the General Partner pursuant to this paragraph of this Section 5.5 shall be final and conclusive as to all of the Partners.

     SECTION 5.6 Determination by General Partner of Certain Matters: All matters concerning the valuation of Securities, the allocation of profits, gains and losses among the Partners including their taxable status, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner on a fair and equitable basis (subject where appropriate, to generally accepted accounting principles, as recommended by the accountants for the Partnership) whose determination shall be final and conclusive as to all of the Partners.

                                   SECTION 6

                           ADMISSION OF NEW PARTNERS

     SECTION 6.1 Limited Partners: The General Partner may admit additional Limited Partners at any time. The Capital Account of a new Limited Partner or a Limited Partner who makes an additional Capital Contribution shall be subject to adjustment upon completion of the audit of the Partnership for the year in which such new or additional Capital Contribution is made. Each Limited Partner admitted to the Partnership shall execute an appropriate supplement to this Agreement pursuant to which he agrees to be bound by the terms and provisions hereof.

     SECTION 6.2 General Partners: The General Partner may admit additional general partners of the Partnership at any time with the prior written approval of a majority-in-interest of the Limited Partners.

                                   SECTION 7

                             WITHDRAWAL OF CAPITAL

     SECTION 7.1 Withdrawals in General: No Partner shall be entitled to withdraw any amount from his Capital Account other than upon his withdrawal from the Partnership as described in Sections 8.1 and 8.2, except as provided in Section 7.2.

     SECTION 7.2 Partial Withdrawals: Each Partner shall have the right, as of the first day of each calendar quarter of any fiscal year, to withdraw any amount out of his Capital Account upon 30 days' notice prior to the effective date of withdrawal; provided, however, that (i) the Capital Account of the requesting Partner will not by such withdrawal be reduced to less than 1% of the aggregate Capital Accounts of all Partners, unless the General Partner, in its sole discretion, waives the requirement that such Limited Partner maintain a Capital Account balance equal to at least 1% of the aggregate Capital Accounts of all Partners; (ii) a Partner who makes a withdrawal pursuant to this Section 7.2 will not receive in excess of 85% of the balance of his Capital Account (such amount to be paid within ten (10) days subsequent to the date on which withdrawal shall have occurred) with the remainder of such Capital Account, if any, to be paid to the withdrawing Partner within ten days after completion of the Partnership's audit for such fiscal year and (iii) the Capital Account of any Partner who makes a withdrawal pursuant to this Section 7.2 will be subject to adjustment upon completion of the Partnership's audit for such fiscal year.

     Any withdrawal pursuant to this Section 7.2 shall be subject to a charge not in excess of 2% of the amount thereof as the General Partner may determine to cover costs of selling Securities in order to effect payment of such withdrawal, and such expense shall be specially allocated to the Capital Account of such withdrawing Partner.

     SECTION 7.3 Limitations on Withdrawal: The right of any Partner to withdraw any amount from his Capital Account pursuant to the provisions of this
Section 7 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Texas Revised Limited Partnership Act and for reserves for contingencies.

                                   SECTION 8

                   WITHDRAWAL, DEATH OR INSANITY OF PARTNERS

         SECTION 8.1 Withdrawal, Death, etc., of General Partner: Any General Partner shall be entitled to withdraw from the Partnership as of the first day of any calendar quarter of any fiscal year by the delivery of written notice of such intent to the Limited Partners on or before sixty (60) days prior to the beginning of such calendar quarter. The withdrawal, death or insanity of all General Partners shall dissolve the Partnership. In such event, the Partnership shall terminate and a majority in interest of the Limited Partners may select one or more persons to wind up the affairs of the Partnership in due course and discharge the functions exercised by the General Partner under Section 9.2 subject to Section 11.4 hereof.

         In the event of the withdrawal, death or insanity of all General Partners, the interest of such General Partners shall continue at the risk of the Partnership business until the affairs of the Partnership have been wound up in due course.

     If a General Partner becomes disabled and remains so disabled for more than 15 consecutive days, the remaining General Partner shall continue to perform the functions of the General Partner during the period of such General Partner's disability. If each remaining General Partner becomes disabled and remains so disabled for more than 15 consecutive days, the Limited Partners may by a vote of a majority in interest select one or more persons to perform the functions of the General Partner during the period of such General Partner's disability; but if the disability continues for 90 days from the date on which the remaining General Partner or General Partners become disabled, the Partnership shall in any event terminate. Prior to the selection by a majority in interest of the Limited Partners of one or more persons to perform the functions of the General Partner, pursuant to this paragraph, a person or persons designated by prior appointment by the General Partner may perform such functions.

     The person designated by prior appointment by the General Partner to function as General Partner shall be entitled to all of the powers of the General Partner and to the benefit of Section 11.4 and shall be paid a reasonable fee as determined by the General Partner and reimbursed for his reasonable expenses.

     For purposes of this Section 8.1, a General Partner is "disabled" if because of disease or injury he is rendered unable to perform his duties as a General Partner of the Partnership.

     SECTION 8.2 Withdrawal, Death, etc., of Limited Partner: Each Limited Partner shall be entitled to withdraw from the Partnership as of the first day of any calendar quarter of any fiscal year by the delivery of written notice of such intent to the General Partner on or before thirty (30) days prior to the beginning of such calendar quarter. The withdrawal, death or insanity of a Limited Partner shall not dissolve the Partnership.

     In the event of death or insanity of a Limited Partner or the giving of notice of withdrawal by a Limited Partner, the interest of such Limited Partner shall continue at the risk of the Partnership business until the earlier of the first permitted date of withdrawal occurring after such event, or termination of the Partnership. If the Partnership is continued after the first permitted date of withdrawal, such Limited Partner or his legal representatives shall be entitled to receive his Liquidating Share in accordance with Section 8.3. The interest of a Limited Partner who serves notice of withdrawal, dies or becomes insane or the interest of the legal representatives of such Limited Partner shall not be included in calculating a majority in interest of the Limited Partners under Section 6.2,
Section 8.1 and Section 11.1.

     SECTION 8.3 Payment of Liquidating Share: The Liquidating Share of a withdrawing, deceased or insane Partner shall be an amount equal to the Capital Account of such Partner on the date of withdrawal as adjusted to reflect (i) adjustment to such Partner's Capital Account pursuant to Section 5.4 and (ii) a charge not in excess of 2% of the amount of such withdrawal as the General Partner may determine to cover costs of selling Securities in order to effect payment of such withdrawal. Eighty-Five Percent (85%) of the Liquidating Share is payable on or before ten (10) days subsequent to the date on which withdrawal shall have occurred with the remainder of such Liquidating Share, if any, to be paid within ten days after completion of the Partnership's audit for such fiscal year. If the prior distribution exceeds the amount of his Liquidating Share, as determined pursuant to the audit, the withdrawing Partner will be required to pay the excess amount to the Partnership in cash.

     SECTION 8.4 Required Withdrawals: The General Partner, in its sole discretion, may effect the withdrawal of a Limited Partner at any time during a fiscal year by delivery of at least 10 days written notice to such Limited Partner if: (i) the Capital Account of such Limited Partner is less than 1% of the aggregate Capital Accounts of all Partners, (ii) the Limited Partner's participation in the Partnership would result in additional legal, regulatory or other compliance expenses or restrictions on the Partnership, or (iii) the General Partner, in its sole discretion, determines it would be in the best interest of the Partnership and the remaining Partners to exclude such Limited Partner from the Partnership.

         (a) The General Partner, under such circumstances, shall first have the option to acquire for its own account and at its own expense the Partnership interest of said Limited Partner by payment to such Limited Partner of an amount equal to the Capital Account of such Limited Partner as of the effective date of withdrawal as adjusted to reflect that Limited Partner's Partnership Percentage of any Net Profits or Losses and Realized and Unrealized Capital Gains or Losses for the current Interim Period.

         (b) If the General Partner chooses not to purchase for its own account the interest of such Limited Partner, then a withdrawal of such Limited Partner shall be effected by the General Partner on behalf of the Partnership and at the Partnership's expense by payment to the Limited Partner of an amount equal to the Capital Account of such Limited Partner as of the effective date of withdrawal as adjusted to reflect that Limited Partner's Partnership Percentage of any Net Profits or Losses and Realized and Unrealized Capital Gains or Losses for the current Interim Period.

         (c) Upon any such payment either pursuant to (a) or (b) above, such Limited Partner shall be deemed to have withdrawn from the Partnership as of the date of such payment and such Limited Partner shall have no further interest in the profits or losses of the Partnership.



     SECTION 8.5 Limitations on Withdrawal of Liquidating Share: The right of any withdrawn, deceased or insane Partner or his legal representative to have distributed the Liquidating Share of such Partner pursuant to this Section 8 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the

Texas Revised Limited Partnership Act and for reserves for contingencies, which reserves shall be held in escrow. The unused portion of any reserve shall be distributed after the General Partner has determined that the need therefore shall have ceased.

                                   SECTION 9

                    DURATION AND TERMINATION OF PARTNERSHIP

     SECTION 9.1 Duration: The Partnership shall continue until August 1, 2030 unless sooner terminated pursuant to Section 8.1. In the case of dissolution of the Partnership for any cause, whether or not specified in this Agreement, the Partnership business may be continued by the General Partner, or the liquidator selected by the Limited Partners in accordance with Section 8.1, until all of the assets and liabilities of the Partnership are liquidated.

     SECTION 9.2 Termination: On termination of the business of the Partnership, the General Partner shall, out of the Partnership assets, make distribution in the following manner and order:

         (a) to payment and discharge of the claims of all creditors of the Partnership who are not Partners;

         (b) to payment and discharge pro rata of the claims of all creditors of the Partnership who are Partners; and

         (c) to the Partners in the relative proportions that their respective Liquidating Shares bear to each other.

     SECTION 9.3 Method of Distributions: Distributions made pursuant to subparagraphs (a) and (b) of Section 9.2 shall be made solely in cash. All other distributions and/or withdrawals made pursuant to this Agreement shall be made in cash or Securities or both, as the General Partner may in its discretion determine.

                                   SECTION 10

                              REPORTS TO PARTNERS

     SECTION 10.1 Independent Auditors: The books of accounts and records of the Partnership shall be kept at the discretion of the General Partner and shall be audited as of the end of each fiscal year by the independent certified public accountants selected by the General Partner. All determinations of Capital Accounts and Partnership Percentages made during a fiscal year shall be subject to adjustment upon completion of the Partnership's audit for such fiscal year.

     SECTION 10.2 Reports to Current Partners: Within 90 days of the end of each fiscal year, the independent certified public accountants selected by the General Partner shall prepare and mail to each Partner a report setting forth the financial position of the Partnership as of the end of such fiscal year and the income statement of the Partnership for such fiscal year.

     SECTION 10.3 Reports to Current and Former Partners: In addition, within 90 days of the end of each fiscal year, the independent certified public accountants selected by the General Partner shall prepare and mail to each Partner (or his legal representatives) to the extent necessary a report setting forth in sufficient detail such transactions effected by the Partnership during such fiscal year as shall enable such Partner (or his legal representatives) to prepare his respective Federal Income Tax Return in accordance with the laws, rules and regulations then prevailing. SECTION 10.4 Interim Reports: In addition, at least every 90 days, the General Partner will provide interim reports with respect to the progress of the Partnership.

                                   SECTION 11

                                 MISCELLANEOUS

     SECTION 11.1 Amendments to Partnership Agreement: The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of a majority in interest of the Limited Partners and the written consent of each General Partner insofar as is consistent with the laws governing this Agreement; provided, however, that, without the specific consent of each Partner affected thereby, no such modification or amendment shall (i) reduce the capital account of any Partner or his rights of contribution or withdrawal with respect thereto; (ii) change by way of increase the General Partner's share of Net Profits and Realized Capital Gains or Losses or Unrealized Capital Gains or Losses; or (iii) amend this Section 11.1, and provided, further that without the consent of the Limited Partners, the General Partner may amend the Agreement in such a manner that does not adversely affect any Limited Partner.

     SECTION 11.2 Liability of Partners: The names of all of the Partners and the amounts of their respective Capital Contributions are set forth in the Schedule which is attached hereto and made a part of this Agreement.

     Each General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership attributable to any Interim Period during which he is or was a General Partner of the Partnership.

     Limited Partners and former Limited Partners shall be liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any Interim Period during which they are or were Limited Partners of the Partnership only to the extent of their respective interests in the Partnership in such Interim Periods to which any such debts and obligations are attributable and shall not otherwise have any liability in respect of the debts and obligations of the Partnership.

     The Partners and all former Partners shall share all losses, liabilities or expenses suffered or incurred by virtue of the operation of the preceding paragraphs of this Section 11.2 in the proportions of their respective Partnership Percentages for the Interim Periods to which any debts or obligations of the Partnership are attributable up to the limit of their respective interests in the Partnership for such Interim Periods.

     As used in this Section 11.2, the terms "interests in the Partnership" and "interest in the Partnership" shall mean with respect to any Interim Period and with respect to each Partner (or former Partner) the Liquidating Share that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of Section 8.3 on withdrawal from the Partnership as of the end of such Interim Period.

     Notwithstanding any other provision in this Agreement, in no event shall any Limited Partner (or former Limited Partner) be obligated to make any additional contribution whatsoever to the Partnership, or have any liability for the repayment and discharge of the debts and obligations of the Partnership (apart from his interest in the Partnership) except that a Limited Partner (or former Limited Partner) may be required for purposes of meeting his obligations under the Texas Revised Limited Partnership Act to make additional contributions up to, but in no event in excess of, the aggregate amount of the withdrawals actually received by him from the Partnership during or after the Interim Period to which any debt or obligation is attributable.

     As used in this Agreement, the terms "former Limited Partner" and "former Partner" refer to such persons as hereafter from time to time cease to be Limited Partners and Partners respectively pursuant to the terms and provisions of this Agreement.

     SECTION 11.3 Assignability of Interest: A Partner may not assign his interest in whole or in part to any person except by last will and testament or by operation of law, and any such attempted assignment shall be void; provided, however, that nothing contained herein shall limit the rights of any Partner to take the following actions:

     A Limited Partner may, at his own expense and with the prior written consent of the General Partner, assign his Partnership interest (i) to other Limited Partners, (ii) to entities controlled by such Limited Partner, or (iii) to a trustee for the benefit of such Limited Partner and/or such Limited Partner's immediate family; provided, however, that the Limited Partner, a member of his immediate family or such other person or entity as may be acceptable to the General Partner shall be the trustee of such trust.

     If the interest of a Limited Partner is assigned pursuant to this Section 11.3, the assignee shall become a substituted Limited Partner in his place only with the consent of the General Partner and no other Limited Partner need consent to such substitution in order to render it effective; provided, however, that such assignee shall:

         (a) execute and swear to such instruments as the General Partner may deem necessary or advisable to effect the admission of such person as a substituted Limited Partner;

         (b) assume all obligations of the Limited Partner, as such, for whom he is being substituted; and

         (c) pay for all expenses incurred by the Partnership in connection with such person's becoming a substituted Limited Partner.

     All other steps shall be taken which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner and such person shall thereupon become a substituted Limited Partner and consistent therewith shall enjoy all of the rights and duties incident to the interest with respect to which the substitution has occurred; provided, however, that neither the assignment of an interest of a Limited Partner, nor the admission of an assignee as a substituted Limited Partner, shall relieve the assignor of any duties or obligations as such theretofore incurred except to the extent provided in a writing signed by the parties to said assignment and the General Partner.

     SECTION 11.4 Exculpation and Indemnification of the General Partner: Each General Partner and his or its directors, officers, employees, agents, authorized representatives and Affiliates (the "Indemnitees") shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act on behalf of the Partnership to the maximum extent permitted by law. A determination that the standards for exculpation have been met under applicable law shall be made by special legal counsel selected by the General Partner. Furthermore, the Indemnitees shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, penalties, fines, taxes and amounts paid in settlement of any claims sustained by him or it in connection with the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees, and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action proceeding or claim, provided that the Indemnitee is entitled to exculpation under applicable law as set forth in this Section 11.4. The Partnership will pay or reimburse, in advance of the final disposition of any proceeding, reasonable expenses incurred by a General Partner who was, is, or is threatened to be made a named defendant or respondent in a proceeding after:
(i) the Partnership receives a written affirmation by the General Partner of the General Partner's good faith belief that the General Partner has met the standard of conduct necessary for indemnification as required under applicable law, and a written undertaking by or on behalf of the General Partner to repay the amount paid or reimbursed if it is ultimately determined that the General Partner has not met those requirements and (ii) a determination by special legal counsel selected by the General Partner that the facts then known to such special legal counsel would not preclude indemnification under applicable law.

     SECTION 11.5 General: This Agreement (i) shall be binding on the executors, administrators, estates, heirs, and legal successors of the Partners; (ii) shall be governed by, and construed in accordance with, the laws of the State of Texas; and (iii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the date and year first above written, provided, however, that each separate counterpart shall have been executed by the General Partner and that the several counterparts, in the aggregate, shall have been signed by all of the Partners.

     SECTION 11.6 Power of Attorney: Each of the undersigned does hereby constitute and appoint each General Partner as his true and lawful representative and attorney in fact, in his name, place and stead to make, execute, sign and file all such instruments, documents, and certificates which may from time to time be required by the laws of the United States of America, the State of Texas or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership.

     Such representatives and attorneys in fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities.

     SECTION 11.7 Notices: Each notice relating to this Agreement shall be in writing and delivered in person, by recognized overnight delivery service or by registered, certified or regular mail. All notices to the Partnership shall be addressed to its principal office and place of business. All notices addressed to a Partner shall be addressed to such Partner at the address set forth in the Schedule. Any Partner may designate a new address by notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered, certified or regular mail to the proper address or delivered in person or by recognized overnight delivery service.

     SECTION 11.8 Joint and Several Liability: The general partners and co-venturers of any Partner that itself is a partnership or joint venture shall be jointly and severally liable for all obligations of that Partner.

     SECTION 11.9 Use of Name: The Partnership shall have the right to use the name of any General Partner. The term "General Partner" and "General Partners" shall include one or more General Partners unless the context otherwise requires.

     SECTION 11.10 Good Will: No value shall be placed on the name or good will of the Partnership.

     SECTION 11.11 Headings: The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

     SECTION 11.12 Prior Agreement: By the execution hereof, each of the parties hereto consents and agrees to the amendment and restatement of the Prior Agreement as set forth herein. Each party to the Prior Agreement further agrees that, notwithstanding anything in the Prior Agreement to the contrary, the change in the persons who are General Partners of the Partnership shall not effect a dissolution and termination of the Partnership.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the undersigned have hereto, set their hands and seals as of June 30, 1991.


                                        GENERAL PARTNER:



                                        ---------------------------------
                                        G. Houston Hall



                                        ---------------------------------
                                        James C. Smith


                                        LIMITED PARTNER:


                                        ---------------------------------
                                        Name:
                                             ----------------------------

                       SCHEDULE OF CAPITAL CONTRIBUTIONS



         I
------------------------
General Partner:

G. Houston Hall                                      $
8235 Douglas Avenue                                   ----------------------
Suite 420
Dallas, Texas 75225

James C. Smith                                       $
8235 Douglas Avenue                                   ----------------------
Suite 420
Dallas, Texas 75225


         II
------------------------
Limited Partners: